Exhibit 4.7

Unilever

Global Performance Share Plan 2005

Shareholders’ Approval:	10 and 11 May 2005

Board’s Adoption:	4 May 2005

Expiry Date:	10 May 2015

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Rules of the Unilever Global Performance Share Plan 2005

The Plan was approved by shareholders on 10 and 11 May 2005 and will be operated in compliance with the shareholders’ resolution.

The key decisions of the Board will be made on proposal of the RemCo, these include the determination of the Performance Condition, the terms of the Awards including level of grant, Vesting of Awards if there is a corporate event and at the end of the Performance Period, and changes to the Plan rules.

1	Granting Awards

1.1	Approval of the Board

Any Award granted under the Plan must be approved in advance by the Board and the RemCo.

1.2	Eligibility

The Grantor may grant an Award to any of its employees (including an executive director) or to employees (including executive directors) of any of its Subsidiaries.

1.3	Timing of Award

Awards may not be granted at any time after the Expiry Date of the Plan.

Awards may only be granted at such time when Dealing Restrictions do not apply and within 42 days starting on any of the following:

1.3.1	the date of shareholder approval;

1.3.2	the day after the announcement of NV’s and PLC’s results for any period;

1.3.3	any day on which the Board resolves that exceptional circumstances exist which justify the grant of Awards;

1.3.4	any day on which changes to the legislation or regulations affecting share plans are announced, effected or made; or

1.3.5	the lifting of Dealing Restrictions which prevented the granting of Awards during any period specified above.

1.4	Performance Conditions

When granting an Award, the Grantor must make its Vesting conditional on the satisfaction of one or more conditions linked to the performance of the Group. A Performance Condition must be objective, specified at the Award Date and may provide that an Award will lapse if a Performance Condition is not satisfied. The Grantor, with the consent of the Board, may change a Performance Condition during the Performance Period to take account of any structural changes relating to the Shares or the Group in accordance with established market practice.

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1.5	Additional conditions

The Grantor may impose additional conditions when granting an Award. Any condition must be objective, specified at the Award Date and may provide that an Award will lapse if it is not satisfied. Except for executive directors of PLC or NV the Grantor, with the consent of the Board, may waive or change this additional condition, in accordance with its terms or in any way it sees fit. Notwithstanding anything else in the Plan, an Award will only Vest to the extent that any condition is satisfied or waived.

1.6	Award confirmation

Each Participant will receive a confirmation setting out the terms of the Award as soon as practicable after the Award Date. If any confirmation is lost or damaged the Board may replace it on such terms as it decides.

1.7	No payment

A Participant is not required to give consideration for the grant of any Award.

1.8	Disclaimer of Award

Any Participant may disclaim all or part of his Award within 30 days after receipt of the Award confirmation by notice in writing to any person nominated by the Grantor. This period may be extended if there are Dealing Restrictions during this period. If an Award is disclaimed, the Award will be deemed never to have been granted under the Plan. A Participant is not required to pay for the disclaimer.

2	Terms of Awards

2.1	Grant

Awards are subject to the rules of the Plan, any Performance Condition and any additional condition imposed under rule 1.5 (Additional conditions). Awards are intended to be legally enforceable. Awards subject to English law must be granted by deed. Awards subject to Dutch law will be in such form as specified by the Board.

2.2	Terms of Awards

The terms of the Award, as determined by the Grantor and approved by the Board, must be specified in the confirmation and must include:

2.2.1	the number of Shares subject to the Award;

2.2.2	the Shares comprised in the Award, whether they are NV Shares, PLC Shares or both;

2.2.3	any Performance Condition and Performance Period and the level of Vesting for achieving the Performance Condition;

2.2.4	any other condition specified under rule 1.5 (Additional conditions);

2.2.5	the date of Vesting, unless specified in a Performance Condition;

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2.2.6	whether the Participant is entitled to receive any cash or Shares under rule 6.2 (Dividend equivalent) or rule 6.3 (Cash alternative); and

2.2.7	the Award Date.

3	Awards

3.1	Rights

A Participant shall not be entitled to vote, to receive dividends or to have any other rights of a shareholder in respect of Shares subject to an Award until the Shares are acquired by the Participant.

3.2	Transfer

A Participant may not transfer, assign or otherwise dispose of an Award or any rights in respect of it. If he does so voluntarily then it will immediately lapse. This rule 3.2 does not apply:

3.2.1	to the transmission of an Award on the death of a Participant to his personal representatives; or

3.2.2	to the assignment of an Award, with the prior consent of the Board, subject to any terms and conditions the Board imposes.

4	Individual limits

4.1	Salary limit

An Award must not be granted to an employee if it would cause the market value of Shares subject to Awards, valued on the relevant Award Date, granted to him in respect of that financial year under the Plan, to exceed the following limit.

For executive directors of PLC or NV, the maximum Award is 50% of their annual base salary.

For other Participants the Award will be lower in absolute terms than the Awards to the executive directors and will not exceed 100% of their annual base salary.

“Base salary” means gross salary before any variable components.

The limit in this rule may be exceeded if the RemCo determines that exceptional circumstances make it desirable that Awards should be granted in excess of the limit.

The Vesting of the Award can be between 0-200% of the initial Award depending on satisfaction of the Performance Condition.

4.2	Currency conversion

Remuneration payable in a currency other than Sterling or Euros will be converted into Sterling or Euros, as the Board decides, at the appropriate exchange rates.

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5	Vesting of Awards

5.1	Determination of Performance Condition

As soon as reasonably practicable after the end of the Performance Period, the Board will determine whether and to what extent any Performance Condition has been satisfied and how many Shares Vest for each Award. The RemCo has the authority to take account of unusual circumstances and adjust the level of Vesting if the outcome is deemed to be manifestly unreasonable and/or does not reflect Unilever’s underlying financial performance.

5.2	Timing of Vesting

Awards Vest, to the extent determined under rule 5.1 (Determination of Performance Condition), on the third anniversary of the Award Date or, if on that date a Dealing Restriction applies, the first date on which it ceases to apply. However, if the Award is subject to other conditions specified in rule 1.5 (Additional conditions), the Award will not Vest until that condition is satisfied or waived. If circumstances set out in rule 7 (Leaving the Group before Vesting) or rule 9 (Takeovers and restructurings) apply, the provisions in those rules relating to Vesting will apply.

To the extent any Performance Condition is not satisfied the Award lapses, unless otherwise specified in the Performance Condition.

5.3	Lapse

If an Award lapses under the Plan it cannot Vest and a Participant has no rights in respect of it.

6	Consequences of Vesting

6.1	Delivery of Shares

The Grantor will procure, within 30 days of Vesting of an Award, the delivery to or to the order of the Participant the number of Shares in respect of which the Award has Vested (subject to rule 6.4 (Tax and Withholding)).

6.2	Dividend equivalent

The Board may determine at the time of Vesting that additional Shares may be delivered to Participants to take account of dividends paid between the Award Date and the Vesting Date.

6.3	Cash alternative

The Grantor, subject to the approval of the Board, may decide to satisfy an Award by paying an equivalent amount in cash (subject to rule 6.4 (Tax and Withholding)).

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6.4	Tax and Withholding

NV, PLC, the Grantor, any employing company or trustee of any employee benefit trust may withhold such amount and make such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Awards for which a Member of the Group is obliged to withhold. These arrangements may include the sale or reduction in number of any Shares on behalf of a Participant. The Participant will be informed accordingly.

Each Participant is responsible for the tax and social security consequences arising from an Award.

7	Leaving the Group before Vesting

7.1	General rule on leaving employment

7.1.1	Unless rule 7.2 (Leaving in specified circumstances) applies, an Award which has not Vested will lapse on the date the Participant ceases to be an employee or director of a Member of the Group.

7.1.2	The Board may decide that an Award which has not Vested will lapse on the date on which the Participant gives or receives notice of termination of his employment with any Member of the Group (whether or not such termination is lawful), unless the reason for giving or receiving notice is one listed in rule 7.2.1(i) to 7.2.1(v) below.

7.2	Leaving in specified circumstances

7.2.1	If a Participant ceases to be an employee or director of any Member of the Group for any of the reasons set out below, then his Award will Vest as described in rule 7.3 (Determining the Award) and lapse as to the balance. The reasons are:

(i)	ill-health, injury or disability;

(ii)	retirement at the age specified in his employment contract or early retirement at the employer’s request;

(iii)	the Participant’s employing company ceasing to be under the Control of NV or PLC;

(iv)	a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of NV or PLC nor a Member of the Group;

(v)	redundancy;

(vi)	death;

(vii)	any other reason, if the Board so decides in any particular case.

7.2.2	The Board must exercise any discretion provided for in rule 7.2.1 within 14 days after cessation of the relevant Participant’s employment or office, and the Award will lapse or Vest (as appropriate) on the earlier of the date on which the discretion is exercised and the end of the 14-day period. The Board may delegate decisions under rule 7.2 and 7.3 as it considers appropriate.

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7.3	Determining the Award

Where rule 7.2 (Leaving in specified circumstances) applies, the Board will determine whether and to what extent any Performance Condition has been satisfied in accordance with rule 5.1 (Determination of Performance Condition) at the end of the Performance Period. Unless the Board decides otherwise the Award should be reduced pro rata to reflect the proportion of the period until vesting which has not elapsed. However, the Board may decide in its discretion that the Performance Period in respect of an Award should be treated as ending on the date of the termination of employment, and that the Award should Vest immediately, to the extent that the Performance Condition has been satisfied (as determined by the Board in the manner specified in the Performance Condition or in such manner as it considers reasonable).

7.4	Meaning of “ceasing to be an employee or director”

For the purposes of this rule 7, a Participant will not be treated as ceasing to be an employee or director of a Member of the Group until he ceases to be an employee or director of all Members of the Group or if he recommences employment with or becomes a director of a Member of the Group within 10 days.

8	Variations in share capital, demergers and special distributions

If there is:

(i)	a variation in the equity share capital of NV and/or PLC, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital; or

(ii)	any change in the certification of NV Shares by NV Nederlandsch Administratie en Trustkantoor or any of its successors; or

(iii)	a demerger (in whatever form) or exempt distribution by virtue of Section 213 of the Income and Corporation Taxes Act 1988; or

(iv)	a special dividend or distribution,

the Board may adjust the number or class of Shares or securities comprised in an Award.

9	Takeovers and restructurings

9.1	Takeover

9.1.1	If rule 9.3 (Reconstruction) does not apply, where a person (or a group of persons acting in concert) obtains Control of NV and/or PLC as a result of making an offer to acquire Shares, an Award Vests, subject to rule 9.1.3, on the date the person obtains Control but only to the extent that any Performance Condition has been satisfied as determined by the Board under rule 9.1.2. The Award lapses as to the balance unless exchanged under rule 9.1.3.

9.1.2	Where an Award Vests under rule 9.1.1, the Board will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, the Board may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.

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9.1.3	An Award will not Vest under rule 9.1.1 but will be exchanged under rule 10 (Exchange of Awards) if:

(i)	an offer to exchange Awards is made and accepted by a Participant; or

(ii)	the Board, with the consent of the Acquiring Company, decides before the person obtains Control that the Awards will be automatically exchanged.

9.2	Scheme of arrangement

9.2.1	If rule 9.3 (Reconstruction) does not apply, when under Section 425 of the Companies Act 1985 a court sanctions a compromise or arrangement in connection with the acquisition of PLC Shares or any similar Dutch law in connection with NV Shares an Award Vests, subject to rule 9.2.3, but only to the extent that any Performance Condition has been satisfied as determined by the Board under rule 9.2.2. The Award lapses as to the balance unless exchanged under rule 9.2.3. This rule also applies where there is an equivalent procedure under local legislation.

9.2.2	Where an Award Vests under rule 9.2.1, the Board will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, the Board may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.

9.2.3	An Award will not Vest under rule 9.2 but will be exchanged under rule 10 (Exchange of Awards) if:

(i)	an offer to exchange Awards is made and accepted by a Participant; or

(ii)	the Board, with the consent of the Acquiring Company, decides before court sanction that the Awards will be automatically exchanged.

9.3	Reconstruction

If there is any internal reconstruction, reorganisation or acquisition of NV and/or PLC which does not involve a significant change in the identity of the ultimate shareholders of NV and PLC, this rule applies to any Awards which have not Vested by the day the reconstruction takes effect. The Board will arrange for the Awards to be replaced by an equivalent award of shares in the new parent company or companies as determined by the Board. The Board may amend (or waive) the Performance Condition as it considers appropriate, subject to applicable laws.

9.4	Demerger or other corporate event

9.4.1	If the Board becomes aware that NV and/or PLC is or is expected to be affected by any demerger, distribution (other than an ordinary dividend) or other transaction not falling within rule 9.1 (Takeover) or rule 9.2 (Scheme of arrangement) which, in the opinion of the Board, would affect the current or future value of any Award, the Board may allow an Award to Vest but only to the extent that any Performance Condition has been satisfied as determined by the Board under rule 9.4.2 and subject to any other conditions the Board may decide to impose. The Award lapses as to the balance.

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9.4.2	Where an Award Vests under rule 9.4, the Board will determine the extent to which any Performance Condition has been satisfied and the proportion of the Award which will Vest. In addition, the Board may decide that the Award is reduced pro rata to reflect the acceleration of Vesting.

9.4.3	Participants will be notified if they are affected by the Board exercising its discretion under this rule.

9.5	Board

In this rule 9, “Board” means those people who were members of the board of PLC and NV immediately before the change of Control.

9.6	International assignments

If a Participant is to be or has transferred to work in another country and, as a result of that transfer, he would suffer double taxation in relation to his Awards, the Board will consider appropriate measures to mitigate this double taxation, subject to the Participant demonstrating he has taken all steps to reduce the effects of double taxation.

If a Participant is to be transferred to work in another country and, as a result of that transfer, he would become subject to restrictions on his ability to exercise his Awards or to hold or deal in the Shares or the proceeds of the sale of the Shares acquired on exercise because of the securities laws or exchange control laws of the country to which he is transferred, then, if the Participant continues to hold an office or employment with a Member of the Group, the Board may decide that the Awards will Vest on a date it chooses before or after the transfer takes effect. The Awards will Vest to the extent it permits.

10	Exchange of Awards

10.1	Exchange

If an Award is to be exchanged under rule 9 (Takeovers and restructurings) the exchange will take place as soon as practicable after the relevant event.

10.2	Exchange terms

Where a Participant is granted a new award in exchange for an existing Award, the new Award:

10.2.1	must confer a right to acquire shares in the Acquiring Company or another body corporate determined by the Acquiring Company;

10.2.2	must be equivalent to the existing Award, subject to rule 10.2.4;

10.2.3	is treated as having been acquired at the same time as the existing Award and, subject to rule 10.2.4, Vests in the same manner and at the same time;

10.2.4	must either:

(i)	be subject to a Performance Condition which is, so far as possible, equivalent to any Performance Condition applying to the existing Award; or

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(ii)	not be subject to any Performance Condition but be in respect of the number of shares which is equivalent to the number of Shares comprised in the existing Award which would have Vested under rule 10.1 (Exchange) or rule 10.2 (Exchange terms), and Vest at the end of the Performance Period;

10.2.5	is governed by the Plan as if references to Shares were references to the shares over which the new award is granted and references to NV and PLC were references to the Acquiring Company or the body corporate determined under rule 10.2.1.
11	General

11.1	Plan limits

11.1.1	Meaning of allocate

For the purposes of this rule shares are “allocated” if they have been issued or may be issued or transferred out of treasury for the purposes of satisfying an Award.

11.1.2	10 per cent in 10 years limit

The number of Shares which may be allocated under the Plan on any day must not exceed 10 per cent of the ordinary share capital of NV and PLC in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan operated by NV and PLC.

11.1.3	5 per cent in 10 years limit

The number of Shares which may be allocated under the Plan on any day must not exceed 5 per cent of the ordinary share capital of NV and PLC in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other discretionary share plan adopted by NV and PLC.

11.1.4	Exclusions

Where the right to acquire Shares is released or lapses, the Shares concerned are ignored when calculating the limits in this rule 11.1.

11.2	Board’s decisions final and binding

The decision of the Board on the interpretation of the Plan or in any dispute relating to an Award or matter relating to the Plan will be final and conclusive.

11.3	Documents sent to shareholders

NV and PLC may send to Participants copies of any documents or notices normally sent to their Shareholders at or around the same time as issuing them to their shareholders.

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11.4	Costs

NV and PLC will pay the costs of introducing and administering the Plan. A Participant’s employer will be required to bear the costs in respect of an Award to that Participant.

11.5	Regulations

The Board has the power from time to time to make or vary regulations for the administration and operation of the Plan but they must be consistent with these rules.

11.6	Terms of employment

11.6.1	For the purposes of this rule 11.6, “Employee” means any person who is or will be eligible to be a Participant.

11.6.2	This rule applies:

(i)	whether NV, PLC or the Grantor has full discretion in the operation of the Plan, or whether NV or PLC could be regarded as being subject to any obligations in the operation of the Plan;

(ii)	during an Employee’s employment or employment relationship; and

(iii)	after the termination of an Employee’s employment or employment relationship, whether the termination is lawful or unlawful.

11.6.3	Nothing in the rules or the operation of the Plan forms part of the contract of employment or employment relationship of an Employee. The rights and obligations arising from the employment relationship between the Employee and the employing company are separate from, and are not affected by, the Plan. Participation in the Plan does not create any right to, or expectation of, continued employment or a continued employment relationship.

11.6.4	The grant of Awards on a particular basis in any year does not create any right to, or expectation of, the grant of Awards on the same basis, or at all, in any future year.

11.6.5	No Employee is entitled to participate in the Plan, or to be considered for participation in it, at a particular level or at all. Participation in one operation of the Plan does not imply any right to participate, or to be considered for participation, in any later operation of the Plan.

11.6.6	The terms of this Plan do not entitle the Employee to the exercise of any discretion in his favour. Any decision, omission or discretion relating to the Plan or any Performance Condition may operate to the disadvantage of the Employee and the Employee will have no claim or right of action in respect of such decision, omission or discretion even if it is unreasonable, irrational or might otherwise be regarded as being in breach of the duty of trust and confidence (and/or any other implied duty) between the Employee and his employer.

11.6.7	No Employee has any right to compensation for any loss in relation to the Plan, including:

(i)	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of employment or the employment relationship);

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(ii)	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision;

(iii)	the operation, suspension, termination or amendment of the Plan.

11.6.8	By participating in the Plan, an Employee agrees that the Employee only has the rights expressly granted under the Plan.

11.6.9	Nothing in this Plan confers any benefit, right or expectation on a person who is not an Employee. No such third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Plan. This does not affect any other right or remedy of a third party which may exist.

11.6.10	Each of the provisions of this rule is entirely separate and independent from each of the other provisions. If any provision is found to be invalid then it will be deemed never to have been part of these rules and, to the extent that it is possible to do so, this will not affect the validity or enforceability of any of the remaining provisions.

11.7	Employee trust

NV, PLC and any Subsidiary may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or to enter into any guarantee or indemnity for those purposes, to the extent permitted by Section 153 of the Companies Act 1985.

11.8	Data protection

By participating in the Plan the Participant consents to the holding and processing of personal data provided by the Participant to NV and PLC for all purposes relating to the operation of the Plan. These include, but are not limited to:

11.8.1	administering and maintaining Participant records;

11.8.2	providing information to trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan;

11.8.3	providing information to future purchasers of NV, PLC or the business in which the Participant works; and

11.8.4	transferring information about the Participant to a country or territory outside the European Economic Area.

11.9	Consents

All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactments or regulations for the time being in force in the Netherlands, the United Kingdom or elsewhere. The Participant will be responsible for complying with any requirements he needs to fulfil in order to obtain or avoid the necessity for any such consent.

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11.10	Articles of association

Any NV Shares acquired under the Plan are subject to the articles of association of NV from time to time in force. Any PLC Shares acquired under the Plan are subject to the articles of association of PLC from time to time in force.

11.11	Listing

If and for so long as NV Shares are listed on Euronext and traded on Euronext, NV will apply for listing of any Shares issued under the Plan as soon as practicable.

If and so long as PLC Shares are listed on the Official List of the UK Listing Authority and traded on the London Stock Exchange, PLC will apply for listing of any Shares issued under the Plan as soon as practicable.

11.12	Notices

11.12.1	Any notice or other document which has to be given to a person who is or will be eligible to be a Participant under or in connection with the Plan may be:

(i)	delivered or sent by post to him at his home address according to the records of his employing company; or

(ii)	sent by e-mail or fax to any e-mail address or fax number which according to the records of his employing company is used by him;

or in either case such other address which the Board considers appropriate.

11.12.2	Any notice or other document which has to be given to NV, PLC, the Grantor or other duly appointed agent under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Board or duly appointed agent may from time to time decide and notify to Participants) or sent by e-mail or fax to any e-mail address or fax number notified to the Participant.

11.12.3	Notices sent by post will be deemed to have been given on the second day after the date of posting. However, notices sent by or to a Participant who is working overseas will be deemed to have been given on the seventh day after the date of posting. Notices sent by e-mail or fax, in the absence of evidence to the contrary, will be deemed to have been received on the day after sending.

12	Changing the Plan and termination

12.1	Board’s powers

Except as described in the rest of this rule 12 and in accordance with relevant provisions of UK and Dutch company law, the Board may at any time change the Plan in any way.

12.2	Shareholder approval

12.2.1	Except as described in rule 12.2.2, the shareholders of NV and PLC in General Meeting must approve in advance by ordinary resolution any proposed change to the Plan to the advantage of present or future Participants, which relates to the following:

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(i)	the persons to or for whom Shares may be provided under the Plan;

(ii)	the limitations on the number of Shares which may be issued under the Plan;

(iii)	the individual limit for each Participant under the Plan;

(iv)	the determination of the Option Price;

(v)	any rights attaching to the Awards and the Shares;

(vi)	the rights of a Participant in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of NV and/or PLC; and

(vii)	the terms of this rule 12.2.1.

12.2.2	The Board can change the Plan and need not obtain the approval of the NV or PLC in general meeting for any minor changes:

(i)	to benefit the administration of the Plan;

(ii)	to comply with or take account of the provisions of any proposed or existing legislation;

(iii)	to take account of any changes to legislation; or

(iv)	to obtain or maintain favourable tax, exchange control or regulatory treatment of NV, PLC, any Subsidiary or any present or future Participant.

12.3	Notice

The Board may give written notice of any changes made to any Participant affected.

13	Governing law and jurisdiction

The laws of the Netherlands govern the Plan for Awards granted to NV employees, the Board of NV and its Subsidiaries, and the Rotterdam District Court has non-exclusive jurisdiction in respect of any disputes arising.

English law governs the Plan and all Awards granted to PLC employees, the Board and its Subsidiaries, and English Courts have non-exclusive jurisdiction in respect of disputes arising.

14	Definitions

14.1	Meanings of words used

In these rules:

“Acquiring Company” means a person who obtains Control of NV and PLC;

“Award” means a conditional right to acquire Shares granted under the Plan;

“Award Date” means the date which the Board sets for the grant of an Award;

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“Board” means, subject to rule 9.5 (Board), the board of directors of NV and PLC or a duly authorised committee;

“Control” has the meaning given to it by Section 840 of the Income and Corporation Taxes Act 1988 in relation to PLC and NV;

"Dealing Restrictions” means restrictions imposed by the Model Code, statute, decree, order, regulation and/or government directive, or any code adopted by NV or PLC based on the Model Code, statute, decree, order, regulation and/or government directive.

“Euronext” means Euronext Amsterdam NV;

“Expiry Date”means the 10th anniversary of shareholder approval of the Plan;

“Grantor” means the entity which is granting Awards under the Plan which can be:

(i)	NV;

(ii)	PLC;

(iii)	any Subsidiary; or

(iv)	a trustee of any trust set up for the benefit of employees of any Member of the Group.

“Group” means NV, PLC and their subsidiaries;

“London Stock Exchange” means London Stock Exchange plc;

“Member of the Group” means NV, PLC and any of their subsidiaries or associated companies;

“Model Code” means the UK Listing Authority Model Code for transactions in securities by the Board, certain employees and persons connected with them;

“NV” means Unilever NV;

“Option” means a right to acquire Shares granted under the Plan;

“Option Price” means zero, or the amount payable on the exercise of an Option, as specified under Schedule, Clause 2;

“Participant” means a person holding an Award or his personal representatives;

“Performance Condition” means any performance condition imposed under rule 1.4 (Performance Conditions);

“Performance Period” means the period specified in the Performance Conditions;

“Plan” means these rules known as “The Unilever Global Performance Share Plan 2005” as changed from time to time;

“PLC” means Unilever PLC;

“RemCo” means the Remuneration Committee of the Boards of NV and PLC;

“Shares” means fully paid ordinary shares in NV or PLC and includes:

(i)	American Depository Shares (ADSs) representing such Shares; and

(ii)	any Shares representing NV and/or PLC Shares following a reconstruction;

“Subsidiary” means a body corporate which is a subsidiary of NV within the meaning of 24a Book 2 (Civil Code) or a company which is a subsidiary of PLC within the meaning of Section 736 of the Companies Act 1985;

“Vesting” means a Participant becoming entitled to have the Shares transferred to him subject to these rules.

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Schedule
Options

Awards may be granted as Options under this Schedule if it is more appropriate to do so to meet local securities laws, exchange control or tax requirements.

1	Definitions

“Award” means an Option. Any reference to Award in the main body of the rules shall (where applicable) apply equally to Options granted under this Schedule;

“Option” means a right to acquire Shares granted under the Plan;

“Option Price” means the amount payable on the exercise of an Option, if any; and

“Vesting” in relation to an Option means an Option becoming exercisable.

2	Granting Options

The Grantor may grant an Award as an Option and, in doing so, will specify this requirement along with the other requirements set out in rule 2.2 (Terms of Awards) which must be approved by the Board.

In addition to the requirements specified in rule 2.2 (Terms of Awards) the Grantor must also specify the Option Price, if any.

3	Consequences of Vesting

The following rule replaces rule 5.1 (Determination of Performance Condition).

As soon as reasonably practicable after Vesting, the Grantor will notify the Participant that his Option has Vested. A Participant may exercise his Option at any time following Vesting when no Dealing Restriction applies by giving notice in the prescribed form to the Grantor or any person nominated by the Grantor and paying the Option Price (if any). The Option must be exercised within three months of Vesting or, if the Participant has been precluded from exercising his Option because of Dealing Restrictions, the Participant will have three months from the date of lifting of the Dealing Restriction.

The Grantor will arrange for the Shares to be delivered to the Participant within 30 days of the date on which the Option is exercised.

4	Cash Alternative

The Grantor, subject to the approval of the Board, may decide to satisfy the exercise of an Option by paying an equivalent amount in cash (subject to rule 6.4 (Tax and Withholding)). The cash amount will be equal to the amount by which the market value of the Shares in respect of which the Option is exercised exceeds the Option Price. The Grantor or the Board may take any reasonable determination of market value for this purpose.

5	Variations

Where rule 8 applies, the Board may also adjust the Option Price.